Exhibit 99.1

                   FNB Corp. Announces Fourth Quarter Results

    ASHEBORO, N.C.--(BUSINESS WIRE)--Jan. 26, 2004--FNB Corp. (Nasdaq:
FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the fourth quarter and year end of 2003. Net income for the fourth quarter decreased to $1.925 Million, or $.33 per diluted share, from $2.228 Million, or $.40 per diluted share, in the same period of 2002. On an unaudited basis, net income for the year ending December 31, 2003 was $8.400 Million, or $1.43 per diluted share, compared to $8.200 Million, or $1.58 per diluted share, in the same period last year.
    At December 31, 2003, total assets were $773,245,000, loans were $551,913,000 and deposits were $597,925,000. Return on average equity for 2003 was 10.66% and return on average assets was 1.07%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 13.25% and 1.09%, respectively.
    The mergers of Rowan Bank and Dover Mortgage Company with FNB Corp., effective August 1, 2002 and April 1, 2003, respectively, were accounted for as purchase business combinations and, accordingly, there were no restatements of prior period financial information.
    Net interest income declined $299,000 or 4.4% in the fourth quarter of 2003 compared to the same period in 2002, again evidencing the continuing negative effect that the prolonged low-rate environment is having on the net interest margin. Net interest income increased $940,000 or 3.7% in comparing yearly results due primarily to the growth in earning assets. The net interest margin, negatively affected by the continuing decline in interest rates and also impacted by structural changes in the balance sheet as a result of acquisitions, amounted to 3.84% on a taxable equivalent basis in 2003 compared to 4.40% in 2002. For the 2003 fourth quarter, the net interest margin was 3.87% compared to 4.19% in the 2002 fourth quarter and 3.70% in the 2003 third quarter.
    Noninterest income increased $852,000 or 31% in the fourth quarter of 2003 compared to the same period of 2002 and $7,770,000 or 94% in comparing yearly results. The improvement in this line item was due largely to higher levels of fee and service charge income, growing wealth management services revenues and an increase in income from the company-wide mortgage banking operations. Noninterest expense was $1,225,000 or 21% higher in the fourth quarter of 2003 and $8,721,000 or 43% higher on a yearly basis due primarily to the company acquisitions.
    The 2003 year end results were negatively impacted in the third quarter by a reduction of approximately $1,250,000 in income and a reduction of $80,000 in the fourth quarter from mortgage loan sales of Dover Mortgage Company as a result of the failure to properly obtain forward sales commitments when certain interest rate locks or commitments to lend were entered into with potential borrowers. As previously disclosed, failure to adhere to policies in connection with forward sales commitments, along with steep increases in conforming mortgage interest rates, created the reduction in income enumerated above. No additional losses from this event are anticipated, and the Corporation is continuing to enhance the controls and procedures in place at this recently acquired subsidiary, which had not been subject to public reporting company requirements previously.
    At December 31, 2003, the allowance for loan losses was $6,172,000, amounting to 1.14% of loans held for investment compared to 1.22% at December 31, 2002. The provision for loan losses recorded in the fourth quarter of 2003 amounted to $325,000 compared to $455,000 in the fourth quarter of 2002 and on a yearly basis was $1,860,000 in 2003 compared to $1,780,000 in 2002. As of December 31,
2003, nonperforming loans were $5,993,000 in total compared to $6,212,000 at December 31, 2002. Nonaccrual loans and accruing loans past due 90 days or more amounted to $5,235,000 and $758,000, respectively, at December 31, 2003 and $4,944,000 and $1,268,000 at December 31, 2002. Loans considered impaired as of December 31, 2003 totaled $1,963,000 (all of which was also on nonaccrual status) compared to $3,211,000 as of December 31, 2002.
    First National Bank & Trust recently announced its entry into the Greensboro, NC market with a loan production office scheduled to open in February of this year. A full-service banking office will follow. "Greensboro is a natural extension of our position along the expanding corridors of Interstates 73 and 74," commented Michael C. Miller, President and CEO of First National in an earlier release. "Guilford County presents a close geographical fit and an opportunity to introduce 'YES' banking in key business and residential districts. First National is a growing bank, and we're excited to add this growth market to our franchise."
    Miller continued: "It's good to observe a few signs of an improving economy in North Carolina. Our loan demand is improving and we are excited about the prospects of continued growth in both new and existing markets for FNB Corp. and its subsidiaries."
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.fnbnc.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury. Dover Mortgage Company (www.dovermortgage.com) operates six mortgage production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The company's management uses these non-GAAP measures in their analysis of the company's performance. These non-GAAP measures exclude average goodwill from the calculations of return on average assets and return on average equity. Management believes presentations of financial measures excluding the impact of goodwill provide useful supplemental information that is essential to a proper understanding of the operating results of the company's core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.



                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                      Three Months Ended    Twelve Months Ended
                          December 31,         December  31,
                         ----------------------------------
                          2003        2002        2003         2002
                         ------      ------      ------       ------
SUMMARY OF OPERATIONS

Interest income:
  Loans                  $8,054      $8,327     $32,458     $29,658
Investment securities:
  Taxable income            985       1,855       5,061       8,368
  Non-taxable income        445         301       1,629       1,189
         Other               42         117         274         237
                       -----------------------------------------------
Total interest income     9,526      10,600      39,422      39,452
Interest expense          2,960       3,735      13,144      14,114
                       -----------------------------------------------
Net interest income       6,566       6,865      26,278      25,338
Provision for
 loan losses                325         455       1,860       1,780
                       -----------------------------------------------
Net interest income
 after provision for
  loan losses             6,241       6,410      24,418      23,558
Noninterest
 income                   3,561       2,709      16,038       8,268
Noninterest
 expense                  7,113       5,888      28,861      20,140
                       -----------------------------------------------
Income before income
 taxes                    2,689       3,231      11,595      11,686
Income taxes                764       1,003       3,195       3,486
                       -----------------------------------------------

Net income               $1,925      $2,228      $8,400      $8,200
                       ===============================================
Per share data:
  Net income:
   Basic                  $0.34       $0.41       $1.50       $1.63
   Diluted                 0.33        0.40        1.43        1.58
   Cash dividends
    declared               0.17        0.16        0.59        0.58


                                  December 31,
                               ------------------
                               2003          2002
                             ---------       -----
BALANCE SHEET INFORMATION

Total assets                 $773,245      $754,370
Cash and due from banks        17,164        15,944
Investment securities         144,259       153,857
Loans                         551,913       502,342
Other earning assets            9,960        41,638
Goodwill                       16,325        12,601
Deposits                      597,925       592,354
Other interest-
 bearing liabilities           86,721        81,815
Shareholders' equity           81,458        73,090

Per share data:
 Book value                    $14.32        $13.49
 Closing market price           21.18         19.39

 NOTE:  The amounts as reported are subject to year-end audit.

    FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Rowan and Dover were acquired effective August 1, 2002 and April 1, 2003, respectively, under merger transactions accounted for as purchase business combinations. Prior period financial information has not been restated. FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN".

    Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.


    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300